EXHIBIT 12.1


DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AND ACCRETION
($ in thousands)


                                                   For the six      For the       For the     For the       Nine Months  Nine Months
                                     For the year  months ended    year ended   year ended    year ended       Ended       Ended
                                         ended      December 31,  December 31, December 31,  December 31,  September 30,  September
                                     June 30, 1996     1996           1997          1998         1999          1999         30, 2000
                                     ------------- -------------  ------------ ------------  ------------  ------------- -----------
                                        Actual         Actual          Actual      Actual       Actual        Actual        Actual
                                        ------         ------          ------      ------       ------        ------        ------
Fixed Charges:
   Interest expense,
   including amortization
   of debt
   issuance costs                    $  10,477      $  10,390        $  41,566  $   75,474    $  96,395     $  70,365     $  93,030
 Portion of rent expenses
   representative of interest (1)          385            561            2,013       3,597        5,214         3,595         4,844
                                     ---------      ---------        ---------  ----------    ---------     ---------     ----------
        Total fixed charges             10,862         10,951           43,579      79,071      101,609        73,960        97,874

Earnings (loss):
  Earnings (loss)
    before minority interest           (27,195)       (35,077)        (115,016)   (163,079)    (277,748)     (188,548)     (215,435)
  Preferred stock dividends
    and accretion                        3,871          2,003           11,630      36,080       40,646        30,002        37,416
  Fixed charges                         10,862         10,951           43,579      79,071      101,609        73,960        97,874
                                     ---------      ---------        ---------  ----------    ---------     ---------     ---------
        Earnings (loss) adjusted
         for fixed charges and
         preferred stock dividends
         and accretion               $ (41,928)     $ (48,031)      $ (170,225) $ (278,230)   $(420,003)    $(292,510)    $(350,725)
Ratio of earnings (loss) to
  combined fixed charges and
  preferred stock dividends and
  accretion                                 -               -                -           -            -             -             -
Deficiency in earnings to cover
  combined fixed charges
  and preferred stock dividends
  and accretion (2)                  $ (34,117)     $ (39,348)      $ (130,579) $ (202,405)   $(326,267)    $(224,198)    $(254,146)
                                     =========      =========       ==========  ==========    =========     =========     =========


(1)  One-third of rent expense is deemed to be representative of interest.

(2) Deficiency includes capitalized interest as follows: $3,051 (6/30/96), $2,268 (12/31/96), $3,933 (12/31/97), $3,246 (12/31/98), $7,873 (12/31/99),
     $5,648 (9/30/99) and $1,295 (9/30/00)